                                                                       Exhibit 1
                        HORIZON ENERGY DEVELOPMENT, INC.
                                  BALANCE SHEET
                                   (Unaudited)

                                            At September 30, 2001
                                            ---------------------
ASSETS
Property Plant & Equipment
   Property Plant & Equipment                  $271,073,698
   Accumulated D, D & A                         (92,823,896)
                                               ------------
Net Property, Plant & Equipment                 178,249,802
                                               ------------

Current Assets:
   Cash and Temporary Cash Investments            5,809,009
   Notes Receivable - Intercompany                  800,000
   Receivables - Net                              4,954,017
   Accounts Receivable - Intercompany                36,432
   Unbilled Utility Revenue                       3,839,793
   Materials/Supplies - Average Cost              3,013,671
   Prepayments                                       27,355
                                               ------------
Current Assets                                   18,480,277
                                               ------------

Other Assets                                      9,630,555
                                               ------------

Total Assets                                   $206,360,634
                                               ============

CAPITALIZATION & LIABILITIES
Capitalization:
   Capital Stock                               $      4,750
 Paid in Capital                                 38,245,591
   Earnings Reinvested in Business               (9,143,403)
   Accumulated Other Comprehensive
       Income (Loss)                            (20,252,271)
                                               ------------
Total Common Stock Equity                         8,854,667
                                               ------------

   Long-Term Debt Net of Current Portion         22,474,880
   Notes Payable - Intercompany                  90,000,000
                                               ------------
Total Capitalization                            121,329,547
                                               ------------

Minority Interest in Foreign Subsidiaries        22,324,015
                                               ------------

Liabilities:
   Notes Payable to Banks                        14,097,870
   Notes Payable - Intercompany                  13,700,000
   Long Term Debt Due Current                     9,002,358
   Accounts Payable - Other                       8,853,723
   Accounts Payable - Intercompany                3,843,882
   Other Accruals & Current Liabilities           2,838,467
                                               ------------
Total Current Liabilities                        52,336,300
                                               ------------

Deferred Credits:
   Accumulated Deferred Income Tax                9,223,358
   Liability for Derivative Financial
      Instruments                                   581,094
   Other Deferred Credit                            566,320
                                               ------------
Total Deferred Credits                           10,370,772
                                               ------------

Total Capitalization & Liabilities             $206,360,634
                                               ============